SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 13G

(Under the Securities Exchange Act of 1934)
(Amendment No.2)*

MAGNETEK INC
------------------------------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

559424106
-----------------------
(Cusip Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages

CUSIP No.	559424106		Page 2 of 4 Pages
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1.	Name of reporting person
 	S.S. or I.R.S. identification no. of above person

	David L. Babson and Company Incorporated
	04-1054788
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2.	Check the appropriate box if a member of a group*s
	(a)(   )
	(b)( X )
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3.	SEC use only
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4.	Citizenship or place of organization
	Massachusetts
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Number of shares beneficially owned
by each Reporting Person with:

5.	Sole Voting Power
   	1,050
-----------------------------
6.	Shared Voting Power
	3,218,144
-----------------------------
7.	Sole Dispositive Power
	3,219,194
-----------------------------
8.	Shared Dispositive Power
	0
--------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person
	3,219,194
---------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

---------------------------------------------
11.	Percent of class represented by amount in row 9
	10.19%
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12.	Type of Reporting person
	IA

Page 3 of 4 Pages 			Cusip #: 559424106
SCHEDULE 13G

ITEM 1(A):  NAME OF ISSUER:

MAGNETEK INC

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

26 Century Blvd
PO Box 290159
Nashville, TN 37229-0159

ITEM 2(A):  NAME OF PERSON FILING:

David L. Babson and Company Incorporated ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

One Memorial Drive
Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

See Cover Page

ITEM 2(E):  CUSIP NUMBER:

See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

See Item 12 of Cover Page

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as
investment adviser, may be deemed the beneficial owner of 3,219,194 shares of common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS: 10.19%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.

Page 4 of 4 Pages				Cusip #: 559424106

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
Not Applicable

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
	COMPANY:

Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date: April 8, 1999
		Signature:  --//Leslie A. Meinhart//--
		Name/Title:  LESLIE A. MEINHART
		Compliance Manager